UNITED STATES
                     SECURITIES AND EXCHANGE
                           COMMISSION
                     Washington, D.C. 20549
                    ------------------------

                            FORM 11-K/A
                          Amendment No. 1
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(Mark One)
[ X ]     Annual Report Pursuant to Section 15(d) of the
Securities Exchange Act of 1934

           For the fiscal year ended December 31, 2006

                               OR

[  ] Transition Report Pursuant to Section 15(d) of the
Securities Exchange Act of 1934

 For the transition period from ____________ to ________________

                 Commission File Number 33-26115

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

PATRIOT TRANSPORTATION HOLDING, INC. PROFIT SHARING AND DEFERRED
                          EARNINGS PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

              Patriot Transportation Holding, Inc.
                      1801 Art Museum Drive
                   Jacksonville, Florida 32207

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                      EXPLANATORY NOTE

This Amendment to Form 11-K for the fiscal year ended December 31, 2006 is being filed to correct the reference to the Registration Statement number in the Consent of Independent Registered Public Accounting Firm, which Registration Statement number should have been 333-125099. The revised Consent of Independent Registered Public Accounting Firm is attached. Except for the foregoing, no attempt has been made in this Form 11-K/A to modify or update other disclosures as presented in the Form 11-K filed with
The Securities and Exchange Commission on June 27, 2007.
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                           SIGNATURES

               The  Plan.    Pursuant to the requirements
               of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                            PATRIOT TRANSPORTATION HOLDING, INC.,
                            PROFIT SHARING AND DEFERRED EARNINGS PLAN


                            By: /s/ Ray M. Van Landingham
                            ------------------------------
                            Ray M. Van Landingham
                            Vice President, Chief Financial
                            Officer, and Secretary
                            of Patriot Transportation Holding, Inc.
                            (Principal Financial Officer)

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